Exhibit 99-B.8.169

FUND PARTICIPATION AGREEMENT
among
VAN KAMPEN FUNDS INC.
VAN KAMPEN INVESTOR SERVICES, INC.
and
ING LIFE INSURANCE AND ANNUITY COMPANY

This Agreement, made and entered into as of this 26th day of April, 2004, by and among Van Kampen Funds Inc. (the "Distributor"), a distributor organized under the laws of
Delaware, Van Kampen Investor Services, Inc. (the "Transfer Agent"), a transfer agent organized under the laws of Delaware and ING Life Insurance and Annuity Company
("ILIAC"), a Connecticut life insurance company, on its own behalf and on behalf of its existing and any future separate accounts.

1.	Establishment of Accounts: Availability of Fund.

ILIAC represents that it has established Variable Annuity Accounts B, C, D and F and may establish such other accounts as may be set forth in Exhibit A attached hereto as may be amended from time to time with the mutual consent of the parties hereto (the "Accounts"), each of which is a separate account under Connecticut insurance law, and has registered or will register each of the Accounts (except Accounts for which no such registration is required) as a unit investment trust under the Investment Company Act of 1940 (the" 1940 Act"), to serve as an investment vehicle for certain variable annuity contracts ("Contracts") issued by ILIAC. Each Contract provides for the allocation of net amounts received by ILIAC to an Account for investment in the shares of one of more specified open-end management investment companies available through that Account as underlying investment media. Selection of a particular investment management company and changes therein from time to time are made by the underlying investor (hereinafter referred to as "Contract owner or participant"), as applicable under a particular Contract.

The Distributor will make shares of the Van Kampen Funds (each a "Fund, and collectively, the "Funds") available to be purchased by ILIAC, and will accept redemption orders from ILIAC, on behalf of each Account at the net asset value applicable to each order on those days on which the Fund calculates its net asset value (a "Business Day"). Fund shares shall be purchased and redeemed in such quantity and at such time determined by ILIAC to be necessary to meet the requirements of those Contracts for which the Fund(s) serve as underlying investment media, provided, however, that the Board of Trustees of the Funds (hereinafter, the "Trustees") may upon reasonable notice to ILIAC, refuse to sell shares of any Fund to any person, or suspend or terminate the offering of shares of any Fund if such action is required by law or by regulatory authorities having jurisdiction or is, in the sole discretion of the Trustees, acting in good faith and in the best interests of the shareholders of any Fund and in compliance with their fiduciary obligations under federal and/or any applicable state laws, necessary in the best interests of the shareholders of any Fund.

ILIAC agrees to purchase and redeem the shares of the Funds listed in Exhibit B offered by the then current prospectus and statement of additional information of the Fund in accordance with the provisions of such prospectus and statement of additional information.

2.	Appointment as Agent.

The Distributor hereby appoints ILIAC as the Funds' agent for the limited purpose of accepting purchase and redemption orders for Fund shares relating to the Contracts from Contract owners or participants, in accordance with the procedures outlined in Exhibit C.

3.	Procedures.

The operating procedures governing the parties' responsibilities under this Agreement with respect to instructions for the purchase or redemption of Shares ("Instructions") and communications of the net asset values of each Fund are set forth in Exhibit C of this Agreement (the "Procedures"). (All terms defined in Exhibit C will have the same meaning when used in this Agreement.) The Procedures will be consistent in all material respects with the terms of each Fund's prospectus, applicable requirements of the 1940 Act and the Securities Exchange Act of 1934, as amended ("Exchange Act"), and any other applicable laws, rules and regulations. In the event of a discrepancy between the terms of a Fund's prospectus and the Procedures, the particular Fund's prospectus will govern.

If Transfer Agent provides late (outside the timeframe set forth in Section (g) of Option A of the Procedures) or materially incorrect net asset value per share ("NAV") information to ILIAC, through no fault of ILIAC or any party acting on behalf of or at the direction of ILIAC, then, subject to applicable law and regulatory guidelines, Transfer Agent or Distributor shall assume responsibility for such losses or gains in accordance with the following provisions:

(a) In the event that a Contract owner or participant suffers a loss from investment in a Fund which is due to Transfer Agent's negligence and such loss cannot be corrected by ILIAC through an adjustment to the Contract owner or participant's account, then Transfer Agent or Distributor shall be responsible for compensating the direct damages to the Contract owner or participant's account that are caused by such negligence.

(b)	In the event that a Contract owner or participant gains from investment in a Fund and the Contract owner or participant continues to invest in the Fund, ILIAC shall adjust the Contract owner or participant's account and make the Fund whole.

(c)	In the event that a Contract owner or participant gains from investment in a Fund and thereby disadvantages the Fund, and the Contract owner or participant receives a distribution which includes such gain, ILIAC shall make a reasonable effort to recover from the Contract owner or participant any material amount overpaid to such Contract owner or participant and return such overpayment to the Fund; provided that Transfer Agent and/or Distributor shall be responsible for all reasonable and demonstrable expenses incurred by ILIAC in attempting to recover the overpayment.

(d)	In the event that a Contract owner or participant gains from investment in a Fund and thereby disadvantages the Fund, and (i) the amount of the overpayment has been invested in another investment option under the Contract and (ii) such gain cannot be corrected by ILIAC through an adjustment to the Contract owner or participant's account, ILIAC shall sell the excess shares in such other investment option in the affected Contract owner or participant's account (equal to the dollar amount of the overpayment invested) to the extent then available on a current basis and remit the resulting proceeds to the Fund in order to make the Fund whole; provided that Transfer Agent and/or Distributor shall be responsible for making the Fund whole for any dilution in the value of the excess shares recovered from the Contract owner or participant's account between the date of investment in the other investment option and the date of recovery of such excess shares, and provided further that subject to Section 4(e) below Transfer Agent and/or Distributor shall be responsible for any administrative expenses incurred by ILIAC as a result of undertaking transactions related to such other investment option in the affected Contract owner or participant's account.

(e)	In the event that ILIAC reprocesses Contract owner or participant accounts as a result of Transfer Agent's negligence, Transfer Agent or Distributor agrees to reimburse ILIAC for those administrative expenses directly resulting from such reprocessing; provided however, the following limitations shall apply: (i) ILIAC shall undertake only those reprocessing activities that are reasonable and necessary: (ii) administrative expenses shall not exceed $1,500 per day (or $2,000 per day if such error relates to a month-end or quarter-end); (iii) combined administrative expenses arising from any single incorrect or late NAV occurrence shall not exceed $25,000; (iv) administrative expenses arising from any single incorrect or late NAV occurrence that are over and above $10,000 shall be undertaken only by agreement of ILIAC, Transfer Agent and Distributor; and (v) notwithstanding anything above to the contrary, Transfer Agent or Distributor shall not be responsible for any reimbursement under this

Section 4(e) where Transfer Agent provides the correct NAV by 4:00 p.m. Eastern Time on the next Business Day following the day the NAV was due pursuant to Section (g) of Option A of the Procedures.

(f)	The determination of the materiality of any NAV pricing error shall be based on the Funds' policies and procedures in place from time to time consistent with the U.S. Securities and Exchange Commission's ("SEC") recommended guidelines regarding such errors, as may be modified from time to time.

ILIAC and Transfer Agent agree to use reasonable efforts to take such action as may be appropriate to avoid or mitigate costs or losses related to the correction or lateness of NAV information.

4.	Payment for Orders.

(a) Payment for Net Purchases - Payment for net purchases of Fund shares will be wired by ILIAC in accordance with the Procedures described in Exhibit C by the Accounts' custodian, trustee or other designated agent to a custodial account designated by Transfer Agent.

(b) Payment for Net Redemptions - Payment for net redemptions of Fund shares will be wired in accordance with the Procedures described in Exhibit C from the Funds' custodial account to the Accounts' custodian, trustee or other designated agent.

5.	Instructions.

All Instructions communicated by ILIAC to Transfer Agent with respect to each Account on any Business Day will be based on Instructions that ILIAC received and accepted as being in good order from persons authorized to give such Instructions for or on behalf of the Account no later than the time as of which NAV is determined for each Fund ("Close of Trading"). When such communications are received by ILIAC they will be deemed to be received by the Fund.

6.	Fees.

In consideration of services provided by ILIAC under this Agreement The Distributor or Transfer Agent shall pay the following fees to ILIAC:

(a) Servicing Fees

Administrative services to Contract owners or participants shall be the responsibility of ILIAC and shall not be the responsibility of the Distributor or the Transfer Agent. The Transfer Agent recognizes ILIAC's Accounts as the shareholders of Fund shares issued under this Agreement, and that substantial savings will be derived in administrative expenses, such as significant reductions in postage expense and shareholder communications, by virtue of having the Accounts as shareholders rather than the Contract owners or participants as shareholders. In consideration of the administrative services contemplated by this Agreement, Transfer Agent agrees to pay quarterly to ILIAC a servicing fee based on the annual rate of 0.10% (0.025% quarterly) of the average net assets invested in the Funds by the Accounts in each calendar quarter. The details of the calculation of the fee payable to ILIAC for the quarter and such other supporting data as may be reasonably requested by ILIAC shall be made available by Transfer Agent upon request. The parties shall work together in good faith to resolve all disputes properly and promptly.

(b) 12b-l Fees.

In accordance with the Funds' Distribution Plan adopted pursuant to Rule 12b-1 under the 1940 Act, the Distributor will make payments to ILIAC at an annual rate of 0.25% (0.0625% quarterly) for Class A shares and 0.50% (0.125% quarterly) for Class R shares of the average net assets invested in the Funds by the Accounts in each calendar quarter. Distributor will make such payments to ILIAC within thirty (30) days after the end of each calendar quarter. Each payment will be accompanied by a statement showing the calculation of the fee payable to ILIAC for the quarter and such other supporting data as may be reasonably requested by ILIAC.

7.	Expenses.

Except as otherwise agreed in writing, ILIAC shall bear all expenses incidental to the performance of the services described herein. Transfer Agent or Distributor shall, however, provide ILIAC with such sufficient copies of relevant prospectuses, prospectus supplements, periodic reports to shareholders, and standard marketing materials as shall be reasonably requested by ILIAC to disseminate to Contract owners or participants who allocate Contract value to the Funds. The costs to be borne by ILIAC will include, but are not limited to, distributing to Contract owners or participants the information and materials provided to ILIAC pursuant to this section; provided however, notwithstanding the foregoing, when ILIAC retains ADP Investor Communications Services as fulfillment agent to distribute proxies, prospectuses (annual update and special mailing only) and shareholder reports relating to the Funds to its Contract owners or participants, Distributor shall pay the cost of printing, processing and postage.

8.	Representation.

ILIAC agrees that it and its agents shall not, without the written consent of the Distributor or the Transfer Agent, make representations concerning a Fund or its shares except those contained in the then current prospectuses and in current printed sales literature approved by or deemed approved by the Distributor or the Transfer Agent.

9.	Termination.

This agreement shall terminate as to the sale and issuance of new Contracts:

	(a)	at the option of either ILIAC, the Transfer Agent or the Distributor, upon thirty days advance written notice to the other parties;

	(b)	t the option of ILIAC, upon two weeks advance written notice to the Transfer Agent and the Distributor, if Fund shares are not reasonably available to meet the requirement of Contracts as determined by ILIAC; provided, however, that such termination shall only apply to the Fund not reasonably available;

	(c)	at the option of ILIAC, the Transfer Agent or the Distributor, immediately upon institution of formal proceedings in connection with this Agreement against any party to this Agreement by the National Association of Securities Dealers, Inc. (the "NASD"), the SEC or any other regulatory body;

	(d)	upon the determination of the Accounts to substitute for a Fund's shares the shares of another investment company in accordance with the terms of the applicable Contracts; provided, however, that ILIAC will give 60 days' written notice to the Distributor and the Transfer Agent of any decision to replace the Fund's shares;

	(e)	upon assignment of this Agreement, unless made with the written consent of all other parties hereto;

	(f)	if Fund shares are not registered, issued or sold in conformance with federal law or such law precludes the use of Fund shares as an underlying investment medium for Contracts issued or to be issued by ILIAC; provided that prompt notice shall be given by the appropriate party should such situation occur;

	(g)	at the option of any party hereto upon another party's breach of a material provision of this Agreement, said termination to be effective 10 days after receipt of notice unless the breach is cured within such 10-day period to the satisfaction of the party giving notice.

10.	Continuation of Agreement.

Termination as the result of any cause listed in Section 9 shall not affect the Fund's obligation to make Fund shares available as an investment for Accounts electing to invest in the Funds prior to the termination of this Agreement unless such further sale of Fund shares is prohibited by law or the SEC or other regulatory body.

11.	Communications and Related Materials.

	(a)	Distributor or Transfer Agent shall provide Fund prospectuses, shareholder reports, proxies and related materials to ILIAC upon its reasonable request, and ILIAC will be responsible for the timely delivery to each Contract owner or participant to the extent required by applicable law.

	(b)	Transfer Agent shall furnish ILIAC notice of any dividends or other distributions payable on the shares of each Fund in accordance with the Procedures outlined in Exhibit C, and ILIAC shall be responsible for providing such information to the Contract owners or participants.

	(c)	ILIAC may prepare communications or disclosure materials, based on a Fund's current prospectus and information, for Contract owners or participants that describe such Fund in the same format as that used for the other investment options offered by the Accounts. ILIAC will supply Distributor or its designee with copies of such materials within a reasonable period of time in advance of their intended distribution to Contract owners or participants. Distributor will use its best efforts to respond to requests for review of materials within five (5) business days for standard materials and seven (7) business days for non-standard materials. ILIAC agrees not to use any such materials without prior written approval from Distributor or its designee.

	(d)	ILIAC will be responsible for responding to all Contract owner or participant communications and inquiries and maintaining such records thereof as required by law.

12.	Proxy Voting.

	(a)	ILIAC shall provide pass-through voting privileges on Fund shares held by registered separate accounts to all Contract owners or participants to the extent the SEC continues to interpret the 1940 Act as requiring such privileges. ILIAC shall provide pass-through voting privileges on Fund shares held by unregistered separate accounts to all Contract owners or participants.

	(b)	ILIAC will distribute to Contract owners or participants, as appropriate, all proxy material furnished by the Distributor and will vote Fund shares in accordance with instructions received from such Contract owners or participants. If and to the extent required by law, ILIAC, with respect to each Contract and each Account, shall vote Fund shares for which no instructions have been received in the same proportion as shares for which such instructions have been received. ILIAC and its agents shall not oppose or interfere with the solicitation of proxies for Fund shares held for such Contract owners or participants.

13.	Indemnification.

	(a)	ILIAC agrees to indemnify and hold harmless the Distributor and the Transfer Agent, and their directors, officers, employees, agents and each person, if any, who controls the Distributor or its Transfer Agent within the meaning of the Securities Act of 1933 (the "1933 Act") (collectively, the "Indemnified Parties," for purposes of this Section 13(a) against any losses, claims, damages or liabilities to which the Indemnified Parties may become subject, under the I933 Act or otherwise, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) (i) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the registration statement, prospectus or sales literature of ILIAC; (ii) arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading; (iii) arise out of or as a result of conduct, statements or representations (other than statements or representations contained in the prospectuses or sales literature of the Fund, unless such statements or representations were made in reliance upon information provided by ILIAC) of ILIAC or its agents, with respect to the sale and distribution of Contracts for which Fund shares are the underlying investment; or (iv) result from a breach of a material provision of this Agreement. ILIAC will reimburse any legal or other expenses reasonably incurred by the Indemnified Parties in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that ILIAC will not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon (i) an untrue statement or omission or alleged omission made in such Registration Statement or prospectus in conformity with written materials furnished to ILIAC by the Distributor specifically for use therein or (ii) the willful misfeasance, bad faith, or gross negligence by the Distributor or Transfer Agent in the performance of its duties or the Distributor's or Transfer Agent's reckless disregard of obligations or duties under this Agreement or to ILIAC, whichever is applicable. This indemnity agreement will be in addition to any liability which ILIAC may otherwise have.

	(b)	The Distributor and the Transfer Agent agree to indemnify and hold harmless ILIAC and its directors, officers, employees, agents and each person, if any, who controls ILIAC within the meaning of the 1933 Act against any losses, claims, damages or liabilities to which ILIAC or any such director, officer, employee, agent or controlling person may become subject, under the 1933 Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the Registration

Statement, prospectuses or sales literature of the Fund or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated therein or material fact required to be stated therein or necessary to make the statements therein not misleading. The Distributor will reimburse any legal or other expenses reasonably incurred by ILIAC or any such director, officer, employee, agent, or controlling person in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the Distributor will not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon (i) an untrue statement or omission or alleged omission made in such Registration Statement or prospectuses which are in conformity with written materials furnished to the Distributor by ILIAC specifically for use therein or (ii) the willful misfeasance, bad faith, or gross negligence by ILIAC in the performance of its duties or ILIAC's reckless disregard of obligations or duties under this Agreement or to the Distributor or Transfer Agent, whichever is applicable. This indemnity agreement will be in addition to any liability which the Distributor or Transfer Agent may otherwise have.

	(c)	Promptly after receipt by an indemnified party hereunder of notice of the commencement of action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party hereunder, notify the indemnifying party of the commencement thereof; but the omission so to notify the indemnifying party will not relieve it from any liability which it may have to any indemnified party otherwise than under this Section 13. In case any such action is brought against any indemnified party, and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein and, to the extent that it may wish to, assume the defense thereof, with counsel satisfactory to such indemnified party, and after notice from the indemnifying party to such indemnified party of its election to assume the defense thereof, the indemnifying party will not be liable to such indemnified party under this Section 13 for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation.

14.	Miscellaneous.

	(a)	Amendment and Waiver. Neither this Agreement, nor any provision hereof, may be amended, waived, discharged or terminated orally, but only by an instrument in writing signed by all parties hereto.

	(b)	Notices. All notices and other communications hereunder shall be given or made in writing and shall be delivered personally, or sent by facsimile or registered or certified mail, postage prepaid, return receipt requested, or recognized overnight courier service to the party or parties to whom they are directed at the following addresses, or at such other addresses as may be designated by notice from such party to all other parties.

To ILIAC:

ING Life Insurance and Annuity Company
151 Farmington Avenue
Hartford, Connecticut 06156
Attention: Julie E. Rockmore, Counsel

To the Distributor:

Van Kampen Funds Inc.
1 Parkview Plaza
Oakbrook Terrace, IL 60181
Attn: Legal Department

To the Transfer Agent:

Van Kampen Investor Services, Inc.
Harborside Financial Center Plaza
Plaza Two
Jersey City, NJ 07311
Attn: Operations

Any notice, demand or other communication given in a manner prescribed in this subsection (b) shall be deemed to have been delivered on receipt

(c)	Successors and Assigns. This agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

(d)	Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any party hereto may execute this Agreement by signing any such counterpart.

(e)	Severability. In case anyone or more of the provisions contained in this Agreement should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

(f)	Entire Agreement. This Agreement, the Dealer Agreement between Van Kampen Funds Inc. and ING Financial Advisers, LLC (formerly Aetna Investment Services, Inc.), as amended by Amendment to Dealer Agreement dated as of December 31, 2002, the Shareholder Assistance Agreement between Van Kampen Funds Inc. and ING Financial Advisers, LLC (formerly Aetna Investment Services, Inc.) , and the separate letter agreement dated April 26, 2004, constitute the entire agreement and understanding between the parties hereto relating to the subject matter hereof: and supersedes all prior agreements and understandings relating to such subject matter.

(g)	Governing Law. This Agreement shall be governed and interpreted in accordance with the laws of the State of New York.

(h)	Exhibits. All Exhibits to this Agreement, as they may be amended or included from time to time, are by this reference incorporated into and made a part of this Agreement.

(i)	Non Exclusivity. It is understood by the parties that this Agreement is not an exclusive arrangement in any respect.

(j)	Confidentiality. The terms of this Agreement and the Schedules thereto will be held confidential by each party except to the extent that either party or its counsel may deem it necessary to disclose such terms.

IN WITNESS WHEREOF, the undersigned have executed this Agreement by their duly authorized officers effective as of the 26th day of April, 2004.

ING LIFE INSURANCE AND ANNUITY COMPANY

By: /s/ Laurie M. Tillinghast		5/19/04
Name: Laurie M. Tillinghast		Date
Title:	Vice President

VAN KAMPEN INVESTOR SERVICES INC.

/s/ Ken Beard	5/03/04
Ken Beard, Executive Director	Date

VAN KAMPEN FUNDS INC.

/s/ Michael P. Kiley	4/30/04
Michael P. Kiley, President	Date

EXHIBIT A

(For any future separate accounts - See Section 1)

EXHIBIT B

FUNDS PARTICIPATING

Class A Shares

	Dividend	Symbol	CUSIP
Fund Name: VAN KAMPEN	Frequency

Aggressive Growth	Annual	VAGAX	92113A843
American Value	Quarterly	MSAVX	921133401
Comstock	Quarterly	ACSTX	92112D103
Corporate Bond	Monthly	ACCBX	92112U105
Emerging Growth	Annual	ACEGX	92113B106
Emerging Markets Equity	Annual	MSRAX	921133872
Emerging Markets Income	Monthly	MSWAX	921133575
Enterprise	Annual	ACENX	92113C104
Equity and Income	Quarterly	ACEIX	92113D102
Equity Growth	Annual	VEGAX	921133542
European Value Equity	Annual	VEEAX	921133443
Focus Equity	Quarterly	MSQAX	921133104
Global Equity Allocation	Annual	MSGAX	921133815
Global Franchise	Annual	VGFAX	921133344
Global Value Equity	Annual	MGEAX	921133849
Government Securities	Monthly	ACGVX	92113F107
Growth	Annual	VGRAX	92113A702
Growth and Income	Quarterly	ACGIX	92113H103
Harbor	Quarterly	ACHBX	92113J109
High Income Corporate Bond	Monthly	ACHYX	92113K106
International Advantage	Annual	VKIAX	92114U707
International Magnum	Annual	MIMAX	921133716
Limited Maturity Government	Monthly	ACFMX	92113G105
Pace	Annual	ACPAX	92113N100
Real Estate Securities	Quarterly	ACREX	92113P105
Reserve	Monthly	ACZXX	92113Q103
Select Growth	Annual	VSGAX	92114P872
Small Cap Growth	Annual	VASCX	92114P708
Small Cap Value	Annual	VSCAX	92114P104
Tax Managed Equity Growth	Annual	VTMAX	92114U400
Technology	Annual	VTFAX	92114U103
US Government	Monthly	VKMGX	921129102
Utility	Quarterly	VKUAX	920946100
Value Opportunities	Annual	VVOAX	92113A793

Class R Shares

Comstock	Quarterly	ACSRX	92112D400
Emerging Growth	Annual	ACEEX	92113B502
Equity and Income	Quarterly	ACESX	92113D409
Growth and Income	Quarterly	ACGLX	92113H400

EXHIBITC

OPERATING PROCEDURES

Transfer Agent understands and agrees that orders for purchases and redemptions pursuant to this Agreement may be placed either by fax and wire (Option A) or by use of the
National Securities Clearing Corporation's ("NSCC") NSCC-DC system (Option B). The procedures to be followed for each of those options are as set forth below. Unless otherwise defined below, all capitalized terms have the meanings specified in the Agreement of which this Exhibit is a part.

Option A - Procedures for Transactions Conducted via Fax and Wire

(a)	On each Business Day, ILIAC will receive Instructions from Contract owners or participants for the purchase, redemption and exchange of shares of the Funds.

Instructions received by ILIAC after Close of Trading on any Business Day will be treated as if received on the next following Business Day.

(b)	By 5:00 p.m. Central Time (CT) on each Business Day, ILIAC will use its best efforts to notify Transfer Agent, either verbally or by facsimile, of purchases and redemptions of$1,000,000 or more for which it has received prior notice from such Contract owners or participants.

(c)	By 8:00 a.m. CT on the next Business Day following receipt of Instructions, ILIAC will provide to Transfer Agent via facsimile a report detailing the Instructions received from Contract owners or participants prior to the Close of Trading on the Business Day for each of the Funds. For purchases, the report will reflect the dollar amount to be invested in each Fund (net purchases and exchanges). For redemptions, the report will reflect the dollar amount to be redeemed from each Fund (net redemptions and exchanges). ILIAC will provide via facsimile this report to Transfer Agent each Business Day, regardless of whether there are any transactions involving the Funds. If for any reason ILIAC is unable to provide this report, ILIAC will notify Transfer Agent by 8:00 a.m. CT.

(d)	Transfer Agent will notify ILIAC by 8:30 a.m. CT each Business Day if the report has not yet been received. Upon receipt of the report from ILIAC, Transfer Agent will execute the purchase and redemption transactions on a daily basis at the NAV computed at Close of Trading on the prior Business Day (the "Effective Trade Date"). Transfer Agent agrees that such purchase and redemption transactions will settle on the Business Day following the Effective Trade Date.

(e)	Notwithstanding paragraph (c) above, if ILIAC is prevented from providing Instructions to Transfer Agent by 8:00 a.m. CT on the next Business Day following receipt of such Instructions, from Contract owners or participants, due to unforeseen circumstances, such as computer system failures, natural catastrophes, or other emergencies or human error, then ILIAC may transmit such Instructions by 9:30 a.m. CT that Business Day and such Instructions will still be effected at the NAV for the previous Business Day on an "as of" basis. In such cases, ILIAC agrees to reimburse each Fund for any loss incurred by that Fund or dilution caused that Fund promptly upon demand. If ILIAC utilizes the extension permitted by this paragraph more than twice in any three (3) month period, Transfer Agent reserves the right to terminate this Agreement and revoke the trading arrangements described herein.

(f)	By 2:00 p.m. CT, Transfer Agent will provide to ILIAC via facsimile a report reflecting transactions occurring in each Fund. For purchases, the report will reflect the dollar amount invested in each Fund, the price per share and the number of full and fractional Shares purchased in each Fund. For redemptions, the report will reflect the dollar amount redeemed from each Fund, the price per share and the number of full and fractional Shares redeemed from each Fund. For dividend and capital gains distributions, the report will also reflect the dollar amount of the dividend and capital gains distributions reinvested in each Fund, the price per share and the number of full and fractional Shares purchased in each Fund. Additionally, the report will reflect the opening and closing share balances for each of the Funds.

(g)	By 6:30 p.m. CT on each Business Day, Transfer Agent will provide to ILIAC (i) the Funds' NAVs at Close of Trading, (ii) in the case of fixed income funds, the daily accrual or interest rate factor (mil rate), and (iii) when applicable, record date, ex-dividend date and payable date information for dividends and capital gains distributions. Notwithstanding the preceding sentence, Transfer Agent will make every reasonable effort to transmit the subject information as early as possible, recognizing that ILV\C desires to have the information by 5:30 p.m. CT.

However, Transfer Agent reserves the right to communicate the Funds' NAVs at the Close of Trading at a time later than 6:30 p.m. CT due to extraordinary or unforeseen circumstances.

(h)	For purchase Instructions, ILIAC will initiate a federal funds wire payment to a custodian account designated in writing by Transfer Agent on the next Business Day following the Effective Trade Date. The wire will be initiated at an early enough time so that it will be received by the respective Fund's custodian by 11:00 a.m. CT time. For redemption Instructions, Transfer Agent will make best efforts to initiate by 11:00 a.m. CT a federal funds wire payment to a custodian account designated by ILIAC on the next Business Day following the Effective Trade Date; provided, however, that in the event redemption transactions exceed 1% of net asset value of a Fund on the date of the redemption and for which

Transfer Agent has not received six (6) days' notice, Transfer Agent reserves the right to postpone payment for up to seven (7) days from the date of the initial redemption request. Further, the Funds reserve the right to suspend the rights of redemption as provided by the rules of the SEC and as disclosed in the Funds' prospectuses.

(i)	ILIAC will provide Transfer Agent, the Funds or any of the agents designated by any of them, such periodic reports as Transfer Agent shall reasonably request to enable the Funds and Transfer Agent to comply with state blue sky requirements.

(j)	ILIAC is in the process of developing its capability to provide geographic sales reporting on Fund sales, and agrees to provide such information on a periodic basis to Transfer Agent as soon as its systems permit. In the interim, ILIAC agrees to reasonably cooperate with Transfer Agent and Distributor to assemble needed sales information on an ad hoc basis.

Option B - Procedures for Transactions Conducted via NSCC-DC

(a)	On each Business Day, ILIAC will receive Instructions from Contract owners or participants for the purchase, redemption and exchange of shares of the Funds.

Instructions received by ILIAC after Close of Trading on any Business Day will be treated as if received on the next following Business Day.

(b)	By 5:00 p.m. CT on each Business Day, ILIAC will use its best efforts to notify Transfer Agent, either verbally or by facsimile, of purchases and redemptions of$1,000,000 or more for which it has received prior notice from such Contract owners or participants.

(c)	By 5:00 a.m. CT on the next Business Day following receipt of Instructions, ILIAC will transmit to Transfer Agent via the NSCC Fund/SERV system all purchase and redemption transactions received by Close of Trading on the previous Business Day following the standards for the preferred method set forth in the Trust Fund/SERV Agreement between Transfer Agent and ILIAC.

(d)	Notwithstanding paragraph (c) above, if ILIAC is prevented from providing Instructions to Transfer Agent by 5:00 a.m. CT on the next Business Day following receipt of such Instructions, from Contract owners or participants, due to unforeseen circumstances, such as computer system failures, natural catastrophes, or other emergencies or human error, then ILIAC may transmit such Instructions by 9:30 a.m. CT that Business Day and such Instructions will still be effected at the NAV for the previous Business Day on an "as of' basis. In such cases, ILIAC agrees to reimburse each Fund for any loss incurred by that Fund or dilution caused that Fund promptly upon demand. If ILIAC utilizes the extension permitted by this paragraph more than twice in any three (3) month period,

Transfer Agent reserves the right to terminate this Agreement and revoke the trading arrangements described herein.

(e)	Purchase and redemption transactions will be settled on the next Business Day following the Effective Trade Date in accordance with NSCC Fund/SERV schedules and methods; provided, however, that in the event redemption transactions exceed 1% of net asset value of a Fund on the date of the redemption and for which Transfer Agent has not received six (6) days' notice, Transfer Agent reserves the right to postpone payment for up to seven (7) days from the date of the initial redemption request in any manner Transfer Agent deems appropriate, including conducting the transaction outside of the NSCC's Fund/SERV system. Further, the Funds reserve the right to suspend the rights of redemption as provided by the rules of the SEC and as disclosed in the Funds' prospectuses.

(f)	ILIAC will provide Transfer Agent, the Funds or any of the agents designated by any of them, such periodic reports as Transfer Agent shall reasonably request to enable the Funds and Transfer Agent to comply with state blue sky requirements.

(g)	ILIAC is in the process of developing its capability to provide geographic sales reporting on Fund sales, and agrees to provide such information on a periodic basis to Transfer Agent as soon as its systems permit. In the interim, ILIAC agrees to reasonably cooperate with Transfer Agent and Distributor to assemble needed sales information on an ad hoc basis.

(h)	If on any day ILIAC or Transfer Agent is unable to meet the NSCC deadline for the transmission of Instructions or otherwise, it may at its option transmit such orders and/or make such payments for purchases and redemptions directly to the appropriate entity, as applicable, as is otherwise provided in the Agreement.